June 23, 2008

M E M O R A N D U M

TO:	CSK Auto Corporation Executive Officers and other Insider Group Members

FROM:	Randi Morrison

RE:	Important Notice of Blackout Period Concerning Trading in Company Stock, Including Stock Trades Within the CSK Auto, Inc. Retirement Program

As you know, as a member of the Company’s Insider Group, you are subject to Company policies that restrict your trading in Company stock. These restrictions do not ordinarily apply to non-discretionary automatic purchases of Company stock within the CSK Auto, Inc. Retirement Program (the “Plan”). Effective with the blackout period described below, this exception to the Company policies will no longer apply until further notice.

In connection with a tender offer by O’Reilly Automotive (through its wholly owned subsidiary) for each outstanding share of Company stock (the “Offer”), pursuant to the Company’s definitive merger agreement with O’Reilly, there will be a period of time (“blackout period”) when Plan participants will be unable to direct or diversify their investments in, or obtain a distribution from, or take loans of money invested in, Company stock through the Plan. This period will begin at 4:00 pm, Eastern Standard Time, on July 8, 2008 and is expected to end during the week of July 14, unless the Offer is extended beyond the initial scheduled expiration date of July 10, 2008, in which event the blackout period may also be adjusted. Subject to the provisions of the merger agreement with O’Reilly, any Company stock you may have in your 401(k) Plan account will be automatically converted to O’Reilly common stock upon the closing of the merger. The terms and conditions of the Offer are described in the Offer documents, which have been mailed to the Company’s stockholders and filed with the SEC. Completion of the Offer and consummation of the proposed merger are subject to satisfaction or waiver of certain conditions described in the Offer documents.

In addition, during the blackout period under the Plan as described above, you will not be permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities, such as stock options), whether pursuant to the Plan or otherwise. The prohibitions also apply to any direct or indirect pecuniary interest you may have in such securities, such as Company stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.

If you engage in a transaction that violates these restrictions, you may be required to disgorge your profits from the transaction and you may be subject to civil and criminal penalties. The SEC regulations regarding blackout period restrictions are complex. To avoid any inadvertent violations of the blackout period restrictions, you are required to follow our pre-clearance procedures in connection with any proposed transaction in Company securities during the blackout period. In addition, during this blackout period, the trading restrictions under the Company’s insider trading policy continue to apply.

If you have any questions concerning this notice, you should contact Vicki Moss, Senior Manager of Benefits at 602-631-7119, or the Retirement Program Administrator at CSK Auto, Inc., P.O. Box 6030, Phoenix, Arizona 85005.